                                                                    EXHIBIT 11.2

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                            THREE MONTHS ENDED MARCH 31, 2000
                                                    ------------------------------------------------
                                                       NUMBER           PERCENT         EQUIVALENT
                                                      OF SHARES       OUTSTANDING         SHARES
                                                    --------------   --------------   --------------
COMMON STOCK
   From Founders' Stock                                  2,300,000        100.00%          2,300,000
   Stock Options Exercised                               2,428,622         77.80%          1,889,467
   Preferred Stock Converted to Common Stock            15,310,943        100.00%         15,310,943
   1994 Common Stock Offerings                          11,242,857        100.00%         11,242,857
   1995 Common Stock Offerings                           4,323,874        100.00%          4,323,874
   1996 Common Stock Offering                            6,000,000        100.00%          6,000,000
   1999 Treasury Stock Transaction                          (6,588)       100.00%             (6,588)
   March 2000 Debt Swap                                  3,789,715         24.18%            916,195
   Canadian Transaction                                    714,286         65.93%            470,958
   Employee Stock Purchase Plan Shares Issued              145,737        100.00%            145,737
   Warrants Exercised                                      130,513         37.89%             49,450
                                                    --------------                    --------------
                                                        46,379,959                        42,642,893

WEIGHTED AVERAGE SHARES OUTSTANDING                                                       42,642,893

NET LOSS                                                                                 (20,067,000)


NET LOSS PER SHARE                                                                    $        (0.47)
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